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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
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                                          Commission File Number: 0-22349


                               INTELLIREADY, INC.
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             (Exact name of registrant as specified in its charter)

        8400 East Prentice Ave., Suite 1500, Greenwood Village, CO 80011
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     (Address including zip code and telephone number, including area code, of registrant's principle executive offices)

                    10,683,936 Common Shares, $0.00 Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please  place  X  in  the  box(es)  to  designate  the   appropriate   rule
provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(i)     [ ]
          Rule 12g-4(a)(1)(ii)    [X]          Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              [ ]

   Approximate time of holders of record as of certification or notice date: 135
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Solara Ventures, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 14, 2003         By:  /s/ Luke F. Botica
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                                 Luke F. Botica
                                 President and Chief Executive Officer and
                                 Director


Date: April 14, 2003         By  /s/ Thomas J. Wiens
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                                 Thomas J. Wiens
                                 Chairman and Chief Financial Officer (Principal
                                 Financial Officer)/Director


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under signature.